EXHIBIT NO. 11

                                 ROOM PLUS, INC.

                CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE


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

                                                Nine Months Ended                  Nine Months Ended
                                                September 30, 1996                 September 30, 1995
                                                ------------------                 ------------------


Historical net income (loss)                         $ 138,096                        ($1,588,427)
Increase in pro forma income tax benefits                -----                        (   300,848)
                                                     ---------                        ------------
Pro forma net income (loss)                          $ 138,096                        ($1,287,579)
                                                     ==========                       ============

Weighted average number of common                     2,645,278                         1,500,000
shares outstanding.
                                                     ----------                       -----------
Stock options and warrants issued prior                 913,750                         1,712,590
to initial public offering at prices less than
initial public offering price.

Other stock options and warrants.                             0                                 0
                                                     ----------                       -----------

Total weighted average common shares
and equivalent common shares.                         3,559,028                         3,212,590
                                                     ----------                       -----------

Pro forma income (loss) per shares                   $     0.04                       $    (0.40)
                                                     ----------                       -----------
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